UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 26, 2007
Pioneer Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-31230	06-1215192
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

700 Louisiana, Suite 4300, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (713) 570-3200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Purchase Agreement.
     Pioneer Companies, Inc., a Delaware Corporation (the “Company”), has entered into a Purchase Agreement, dated March 20, 2007 (the “Purchase Agreement”), with CIBC World Markets Corp. as representative of the initial purchasers (together with CRT Capital Group LLC, the “Initial Purchasers”). Under the Purchase Agreement, the Company agreed to sell $100 million aggregate principal amount of the Company’s 2.75% Convertible Senior Subordinated Notes due 2027 (the “Notes”), and up to an additional $20 million aggregate principal amount of the Notes at the option of the Initial Purchasers, in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities.
     On March 22, 2007, the Initial Purchasers exercised their option in full to purchase additional $20 million aggregate principal amount of the Notes. The sale of $120 million aggregate principal amount of the Notes to the Initial Purchasers was completed on March 26, 2007. The Company’s net proceeds from the sale of the Notes are estimated to be approximately $115.7 million after deducting the Initial Purchasers’ discounts and commissions (which is 3% of the aggregate principal amount of the Notes) and estimated offering expenses. The Company will use the net proceeds from the offering to (i) redeem the $75 million outstanding principal balance of its 10% Senior Secured Notes due 2008 and (ii) assist in financing the capital costs for the previously announced expansion and conversion of its St. Gabriel, Louisiana plant. Any remaining net proceeds will be used for general corporate purposes.
     The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement which is included as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 22, 2007.
Indenture
     The Notes were issued pursuant to, and are governed by, an indenture, dated March 26, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will pay interest semiannually at a rate of 2.75% per annum. Prior to January 1, 2014, the Notes will be convertible, only upon specified events, into cash up to the principal amount of the Notes and, with respect to any excess conversion value, into cash, shares of common stock or a combination of cash and common stock, at the Company’s option, at an initial conversion price of approximately $35.31 per share (or an initial conversion rate of 28.3222 shares per $1,000 principal amount of the Notes). On and after January 1, 2014, and prior to maturity, the Notes will be convertible at any time into cash, and in certain circumstances with respect to any excess conversion value, into cash, shares of common stock or a combination of cash and common stock, at the Company’s option. The initial conversion price represents a 30% conversion premium based on the last reported sale price of $27.16 per share on March 20, 2007.
     The Notes will be redeemable at the Company’s option beginning on March 6, 2014, at a redemption price payable in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date. The Notes will be subject to repurchase at the option of holders on March 1, 2014, March 1, 2017 and March 1, 2022, at a repurchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date.
     The Indenture contains customary events of default with respect to the Notes, including failure to make required payments, failure to comply with certain agreements or covenants, acceleration of other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the Notes. If any other default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the acceleration of the amounts due under the Notes.
     The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture which is attached as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference.
Registration Rights Agreement
     In connection with the sale of the Notes, the Company entered into a Registration Rights Agreement, dated March 26, 2007 (the Registration Rights Agreement”), with the Initial Purchasers. Under the Registration Rights Agreement, the Company has agreed to use its reasonable best efforts to file with the Securities and Exchange Commission within 90 days from March 26, 2007 a shelf registration statement with respect to the resale of the Notes and the shares of the common stock, if any, issuable upon conversion of the Notes, and to have such registration statement declared effective within 180 days from March 26, 2007. If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, it will be required to pay additional interest on the Notes.
     The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement which is attached as Exhibit 4.2 to this Form 8-K and is incorporated herein by reference.
Certain Relationships
     The Trustee and its affiliates, as well as certain of the Initial Purchasers and their respective affiliates, have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, for which they received or will receive customary fees and expenses. An affiliate of the Trustee acts as a lender and an arranger and administrative agent for the lenders under the Company’s revolving credit facility and also serves as a trustee of the Company’s 10% Senior Secured Notes due 2008.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K, with respect to the issuance by the Company of the Notes to the Initial Purchasers, which disclosure is incorporated herein by this reference.
Item 3.02 Unregistered Sales of Equity Securities
     Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K, with respect to the issuance by the Company of the Notes to the Initial Purchasers, which disclosure is incorporated herein by this reference.
     The Company has agreed, and will sell the Notes and the shares of common stock issuable upon conversion of the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Under the Purchase Agreement, the Initial Purchasers then may sell the securities to qualified institutional buyers pursuant to Rule 144A under the Securities Act at a price equal to 100% of the aggregate principal amount. The Company is relying on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.
     The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
Item 7.01 Regulation FD Disclosure
     On March 26, 2007, the Company issued a press release announcing (i) the closing of the offering of the Notes, and (ii) the voluntary redemption of the remaining balance of $75 million in principal amount of its 10% Senior Secured Notes due 2008 that were issued by Pioneer’s subsidiary, PCI Chemicals Canada Company. The redemption price will be 102.5% of the principal amount (or approximately $76.9 million), plus accrued and unpaid interest. The planned redemption date is April 24, 2007. The Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of March 26, 2007, between Pioneer Companies, Inc. and Wells Fargo Bank, National Association, as Trustee

4.2	Registration Rights Agreement, dated as of March 26, 2007, among Pioneer Companies, Inc., CIBC World Markets Corp., and CRT Capital Group LLC.

10.1	Purchase Agreement by and among Pioneer Companies, Inc. and CIBC World Markets Corp., dated March 20, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 22, 2007).

99.1	Press Release of March 26, 2007 regarding closing of sale of $120 million of Notes and redemption of remaining 10% Senior Secured Notes due 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER COMPANIES, INC.
By:	/s/ Gary L. Pittman
Gary L. Pittman
Senior Vice President and Chief Financial Officer

Dated: March 28, 2007

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of March 26, 2007, between Pioneer Companies, Inc. and Wells Fargo Bank, National Association, as Trustee

4.2	Registration Rights Agreement, dated as of March 26, 2007, among Pioneer Companies, Inc., CIBC World Markets Corp., and CRT Capital Group LLC.

10.1	Purchase Agreement by and among Pioneer Companies, Inc. and CIBC World Markets Corp., dated March 20, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 22, 2007).

99.1	Press Release of March 26, 2007 regarding closing of sale of $120 million of Notes and redemption of remaining 10% Senior Secured Notes due 2008.